ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made as of this __ day of _____, 20__ (the “Effective Date”), by and between FEG ABSOLUTE ACCESS TEI FUND LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is a limited liability company which is authorized to offer and sell membership interests in the Fund representing interests in a separate portfolio of securities and other assets (the “Interests”) in reliance on exemptions provided in the Securities Act of 1933 (the “Securities Act”) and state securities laws for transactions not involving any public offering; and

WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in FEG ABSOLUTE ACCESS TEI FUND LDC, a Cayman Islands limited duration company (the “TEI Offshore Fund”) which will in turn invests all or substantially all of its assets in FEG Absolute Access Fund LLC (“Master Fund”) which will in turn invest its assets primarily in private investment funds (“Portfolio Funds”); and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting and recordkeeping services to the Fund and limited administration services to the TEI Offshore Fund, as agreed to by the parties.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment

The Fund hereby appoints the Administrator as administrator, fund accountant and record keeper of the Fund for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Services

(a)         Subject to the direction and control of the Fund’s Board of Directors (the “Board”) and utilizing information provided by the Fund and its agents and service providers, the Administrator will provide the services listed on Schedule A hereto.  The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

(b)         The Board shall instruct, as applicable, to the extent that such relationships and authority exists, the Fund’s or Master Fund’s Investment Adviser(s); Portfolio Funds managers (each a “Portfolio Manager”); prime broker and/or custodian; legal counsel; independent accountants; other service providers; and agents, past or present, to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder.  In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Master Fund’s manager, FEG Investors LLC (the “Manager”), or the Fund or by any of the aforementioned persons.  The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Manager, the Fund, Investment Adviser(s), Portfolio Managers or service provider until receipt of written notice thereof from the Fund.  As used in this Agreement, the term “Investment Adviser” includes all investment advisers, sub-advisers and persons performing similar services directly to the Master Fund.

(c)         The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Manager’s request.  The Administrator will maintain such records for legally required periods during the term of this Agreement.

(d)         With respect to the underlying Portfolio Funds in which the Master Fund invests, the Administrator shall price such investments based on the valuations provided to it by the Master Fund and/or the Portfolio Managers as determined by such entities in accordance with the procedures stated in the Master Fund’s Confidential Private Placement Memorandum dated September 29, 2010, and any successor thereto (the “Offering Memorandum”).   The Administrator is authorized to rely on the prices provided by the Master Fund’s Portfolio Managers or other authorized representative of the Fund or Master Fund without investigation or verification.

(e)         The Board and Portfolio Managers (as to the Portfolio Managers, through the Fund’s investment in the Master Fund [via the TEI Offshore Fund]) have and retain primary responsibility for all compliance matters relating to the Fund, and the Portfolio Manager(s) have and retain primary responsibility for all compliance matters relating to the Portfolio Funds, including but not limited to compliance with all applicable provisions of the Securities Act, the Investment Company Act of 1940, as amended (the “1940 Act”), state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002.  In addition, the Fund’s Board and Portfolio Managers (as to the Portfolio Managers, through the Fund’s investment in the Master Fund [via the TEI Offshore Fund]) have and retain primary responsibility for compliance matters relating to the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Memorandum.   The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Portfolio Manager(s) of their primary day-to-day responsibility for assuring such compliance.

Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund. The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

The Administrator hereby confirms that it is subject to the USA PATRIOT Act of 2001 and that it has implemented and enforces an anti-money laundering program in compliance with applicable laws.

(f)  The Fund hereby certifies that it has undertaken (or will undertake in a timely manner) all filings and other actions necessary to permit the Fund to lawfully offer and sell Interests in the Fund without registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests, except for the Administrator’s Blue Sky related duties as set forth on Schedule A.  The Fund is not delegating to the Administrator any responsibility to monitor or otherwise take any actions with respect to the qualification for or maintenance of any applicable Federal or state securities law exemptions.

(g)  The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.         Fees; Delegation; Expenses

(a)         In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator a fee, computed and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in Schedule B.  Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current services, or to add funds for which the Administrator has been retained.  The Fund agrees to pay the Administrator’s then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

(b)         For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund’s Operating Agreement, the Offering Memorandum and the resolutions of the Board, if any. The fee for the period from the day of the month charges begin accruing under this Agreement until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)              The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein.  The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Manager or any officers; any Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Statements of Additional Information, Offering Memoranda or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current members; preparation, typesetting, printing, proofing and mailing and other costs of investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s members and Manager; fees and expenses associated with internet, e-mail and other related activities; expenses incurred for distribution of Interests and extraordinary expenses.  The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on Schedule A, and then not unless and until it has received written, prior authorization and the amount of such fees from the Fund.

(d)              Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis.  The Fund agrees to pay all fees within thirty days of receipt of each invoice.  The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

4.         Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund, its business and the Fund’s members, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Manager promptly and to secure instructions from a representative of the Manager as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.  The provisions of this Section 4 shall survive any termination of this Agreement.

5.         Limitation of Liability

 (a)  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s fraud, willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from or on behalf of the Manager or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2,  (ii) its reliance on the security valuations without investigation or verification provided by the Fund’s Manager, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests, or (iv) any action taken or omission by the Fund, the Manager, Investment Adviser(s), Portfolio Managers or any past or current service provider.

         (b)  The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.  Accordingly, Administrator agrees to maintain and annually test a business resumption plan reasonably designed to minimize service interruptions.

(c)   The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Administrator Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Administrator Party or for which any Indemnified Administrator Party may be held liable (a “Claim Against Administrator”), except to the extent a Claim Against Administrator resulted from the Administrator’s fraud, willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder, arising out of or in any way relating to (i) the Administrator’s actions or omissions; (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, (iii) any breach of any of the Fund’s obligations, representations or warranties hereunder, or (iv) any action taken by or omission of the Fund, its Manager, their Investment Adviser(s), any Portfolio Managers, or any past or current  service provider.

(d)   The Administrator agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Fund Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Fund Party or for which any Indemnified Fund Party may be held liable arising out of or in any way relating to the Administrator’s fraud, willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder.

(e)         In no event and under no circumstances shall the either party, their affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.         Term

(a)    This Agreement shall become effective with respect to the Fund as of the date this Agreement is executed.  This Agreement shall continue in effect for one year beginning on the Effective Date (the “Initial Term”).  Thereafter if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods.

(b)   The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

(c)    Either party may terminate this Agreement at the end of the Initial Term or at the end of any successive annual term (the “Termination Date”) by giving the other party a written notice not less than sixty (60) days prior to the end of the respective term.  However, Administrator agrees to waive such notice requirement in the event the Fund’s Board decides to liquidate the Fund.  Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Manager or person(s) designated by the Manager at the Fund’s cost and expense, and thereafter the Manager or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.         Non-Exclusivity

The services of the Administrator rendered to the Fund are not deemed to be exclusive.  The Administrator may render such services and any other services to others, including other investment vehicles, including hedge funds, provided that its services hereunder to the Fund are not thereby impaired.

8.         Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.         Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Fund shall be sent to FEG ABSOLUTE ACCESS TEI FUND LLC, 201 East Fifth Street, Suite 1600, Cincinnati, OH,  45202, Attention: General Counsel.

10.         Entire Agreement/Modification

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.  No provisions of this Agreement may be amended, modified or waived, in any manner except in writing, properly executed by both parties hereto.

11.          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

12.         Non-Assignment

The Administrator may not assign this agreement without the prior, written approval of the Fund.

13.         Independent Contractor Status

Nothing in this Agreement is intended to, or shall be deemed to constitute a partnership, association or joint venture between the Fund and the Administrator in the conduct of the provisions of this Agreement.  The Administrator shall at all times have the status of an independent contractor without the right or authority to impose tort, contractual or any other liability on the Fund.

14.         Waiver

Any waiver by either party of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement, nor a waiver of a subsequent breach of the same provision or condition.

15.         Severability

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid by any court of competent jurisdiction, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

16.         Force Majeure

If by reason of Force Majeure, the parties are unable in whole or in part to act in accordance with this Agreement, the parties shall not be deemed in default during the continuance of such inability provided, however, that either party shall have the right to terminate this Agreement upon written notice to the other party if the other party is unable to satisfy its obligations for fourteen (14) days due to such Force Majeure.

The term "Force Majeure" as used herein shall mean without limitation: acts of God; strikes or lockout; acts of public enemies; insurrections; riots; epidemics; lightening; earthquakes; fire; storms; flood; washouts; droughts; arrests; restraint of government and people; civil disturbances; and explosions.

Administrator shall, however, remedy, with all reasonable dispatch, any such cause to the extent within its reasonable control, which prevents Administrator from carrying out its obligations contained herein.

17.         Miscellaneous

(a)          The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

(b)          The undersigned represent and warrant that they are duly authorized to execute this Agreement on behalf of the respective parties.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

FEG ABSOLUTE ACCESS TEI FUND LLC
(the “Fund”)

By:

Title:

UMB FUND SERVICES, INC.
(“Administrator”)

By:
Chief Executive Officer

Schedule A
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
FEG ABSOLUTE ACCESS TEI FUND LLC
and
UMB Fund Services, Inc.

Services

Subject to the direction and control of the Manager and utilizing information provided by the Fund, the Master Fund, the Manager, the Portfolio Managers and authorized representatives of the Fund, the Administrator will:

▪	provide office space, facilities, equipment and personnel to carry out its services hereunder;

▪
compile data for and prepare with respect to the Fund Semi-Annual Reports on Form N-SAR and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-SAR with the Commission as required;

▪
prepare and review the financial statement for the Fund’s Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Board; provide to Fund counsel for its review of Form N-CSR; upon the advice and direction of Fund counsel, file Form N-CSR with the Commission as required;

▪
in connection with the Fund’s first and third fiscal quarters, prepare Form N-Q and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-Q with the Commission as required;

▪
subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

▪
at the direction of Fund counsel and with the assistance of the Fund, prepare and file such other regulatory forms as may be required by the Commission and/or which are customary, consistent with standard market practice;

▪
provide financial and Fund performance information for inclusion in the  Registration Statement for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

▪	assist in the acquisition of the Fund’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

▪
from time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

▪	develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each Board meeting and, if requested by the Board, attend Board meetings and prepare minutes;

▪	prepare and deliver Form 1099s to Board members and other Fund vendors;

▪
at the direction of the Manager, assist the Fund with its obligations under the USA PATRIOT Act by (1) at such time as directed by the Manager, rejecting Subscription Agreements that are not accompanied by required identifying information; (2) checking identifying information against the Fast Data AML database (or any successor thereto) licensed by the Administrator; (3) checking persons submitting Subscription Agreements against the Office of Foreign Asset Controls (OFAC) list; (4) upon consultation with the Manager, filing a suspicious activity report with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator’s implementation of the Fund’s monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator’s implementation of such monitoring obligations on behalf of the Fund;

▪
upon the advice and direction of the Manager, prepare and perfect notice filings with the various states pursuant to their Blue Sky laws as necessary in connection with Fund sales in the various states;

▪
on a periodic basis pursuant to the terms of the Operating Agreement, and as may also be necessary from time to time to comply with applicable Federal or state securities laws, prepare a report reflecting the Fund’s performance and provide comparisons of performance information to pertinent benchmarks;

▪
provide the statement to investors required by Commodity Futures Trading Commission Rule 4.7(b)(2) on a quarterly basis, provided that the Fund must provide the Administrator with its approval of the information to be included in such statement no later than three business days prior to the end of the 30 calendar day period provided by Rule 4.7(b)(2);

▪	assist in the preparation of the Fund’s annual financial reports, subject to the review and approval of the Fund and the Fund’s independent accountants;

▪	review subscription documents for completeness; provided, however, the Manager remains solely responsible for determining accreditation;

▪	at the direction of the Manager, establish and maintain member capital accounts for each investor;

▪	coordinate processing and reporting of investor activity;

▪	calculate items of income, expense, gain and loss, and allocate such items to individual members’ capital accounts in accordance with the Fund’s Operating Agreement;

▪	enter all security transactions into the accounting records;

▪	receive and record all transaction information provided by the Manager;

▪	where applicable, verify individual security settlements with the custodian/prime broker;

▪	maintain a security ledger of transactions;

▪	maintain individual tax lots for each security purchase/sale;

▪	determine realized gains or losses on security trades;

▪	monitor individual investments for corporate actions, cash dividends and capital changes;

▪
coordinate and provide necessary information for the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties) for execution by the Fund, subject to the review and approval of the Fund and the Fund’s independent accountants;

▪	coordinate completion of tax allocations;

▪	track book-to-tax differences in the accounting records;

▪	calculate contractual expenses (e.g., advisory fees);

▪	calculate the incentive allocation, if applicable, pursuant to the terms of the Fund’s Operating Agreement;

▪	oversee allocation of hot issue gains;

▪	determine and periodically monitor the Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

▪
calculate net asset values of the Fund (i) in accordance with the Fund’s operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Fund, the Manager and/or the Portfolio Managers, if applicable, as provided herein;

▪	maintain all general ledger accounts and related subledgers;

▪	maintain the accounts, books and other documents produced by the Administrator in connection with its services hereunder;

▪	generally assist in the Fund’s administrative operations as mutually agreed to by the parties;

•
assist the Fund’s Chief Compliance Officer with the development and maintenance of a compliance calendar for the Fund, provided that it is understood by the parties that the Fund’s Chief Compliance Officer is ultimately responsible for such calendar;

•
prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

•
coordinate processing of tender offers made by the Fund, which shall include (i) distributing tender offer letters to investors, (ii) coordinating receipt of tender orders from investors, (iii) providing the Fund with a daily report detailing the status and amount of incoming tender orders, (iv) delivering promissory notes to investors whose tender orders have been accepted, as described in the Offering Memorandum, (v) coordinating the calculation of holdback amounts and (vi) upon direction from the Fund, coordinating release of funds to investors;

•	distribute offering and subscription materials to or for prospective investors as directed by the Fund, pursuant to arrangements with fund “platforms” or other distribution arrangements of the Fund;

•
coordinate processing of new investor subscriptions, which shall include (i) coordinating receipt of funds from investors, (ii) providing the Fund with a daily report detailing the status and amount of incoming wires and subscription agreements, (iii) upon direction from the Fund, coordinating transfer of funds between the escrow agent, the Fund and the Master Fund and/or returning funds to investors whose subscriptions have not been accepted and (iv) sending acceptance letters to new investors;

•	on a periodic basis (expected to be quarterly) prepare and provide to the Board a report reflecting the Fund’s performance;

•
upon direction by Fund or Fund counsel, prepare Section 16 filings for the Fund’s Directors and officers; provide to Fund counsel for its review and upon the advice and direction of Fund counsel, file with the Commission as required.

Audit Coordination:

1.	Coordinate and oversee the annual audit of the Fund’s financial statements.
•	Conduct all stages of audit planning and coordination.
•	Negotiate fees and engagement letters with outside auditors, where appropriate.

•	Prepare work papers and schedules for auditors.
•	Prepare financial statements, footnotes, and report drafts.
•	Act as liaison between auditors and client on any audit issues.

Compliance and Reporting:

1.	Process all subscription and redemption documents.
•	Conduct AML procedures on all proposed subscriptions
•	Give notification of any rejected or suspect subscriptions

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Schedule B
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
FEG ABSOLUTE ACCESS TEI FUND LLC
and
UMB Fund Services, Inc.

Fees

Accounting and Administration
Annual Asset-Based Fees
■ Up to $250 million	8.0 basis points, plus
■ Next $250 million	6.0 basis points, plus
■ Next $250 million	4.0 basis points, plus
■ Over $750 million	3.0 basis points

Minimum Flat Fee
Monthly fee, per Feeder Fund	$2,000

SEC Administration Fee
Monthly fee	$3,000

Investor Recordkeeping

Fund Investor Servicing Fees – Monthly Allocations to Investors
Per fund, per month, for Investor reporting
■ Up to 25 accounts	$ 1,000, plus
■ Next 75 accounts	$15 per account, plus
■ Next 400 accounts	$10 per account

Transaction Fees
■ Initial one-time set-up per new account	$12.50
■ Transaction and statement fees (address change, additional purchase, etc.)	$5.00

Transaction and statement fees will be determined on a per-fund basis and billed monthly.

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to normal, reasonable recurring expenses such as pricing services, software license fees for section 16 reporting, postage, express delivery charges, courier services, printing of reports, photocopying, stationery, record retention/storage/retrieval, travel on behalf and request of the fund, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with the Commission or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Negotiated project fees may apply for special programming to create custom reports.

Other Services
Any Services in addition to those listed herein may be provided as the parties may agree upon from time to time.  Such additional services shall be billed at an hourly rate of $150. Notwithstanding the foregoing, section 16 reporting services will also be billed at the hourly rate of $150.

Optional Services

USA PATRIOT Act (AML)
Annual fee	$2,000

Blue Sky State Filing Fees
Per state	$150

Escrow Bank Account
Monthly fee, per account	$125

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.